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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3 )*

Automated Securities Holdings PLC
-------------------------------------------------------------------
(Name of Issuer)


Ordinary Shares**
-------------------------------------------------------------------
(Title of Class of Securities)


9900307A
--------------
(CUSIP NUMBER)

Check the following box if a fee is being paid with this statement.[ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------
**Each of the ordinary shares set forth on Item 9 of the cover sheets are beneficially held through ADRs (CUSIP 052877068), Automated Securities Holdings Capital Finance Ltd. 9 1/2% Convertible Bonds due 7/15/06
(CUSIP VV3034491) and Automated Securities Holdings 6% Convertible Preferred Stock due 5/31/09 (CUSIP XX3005875). In the aggregate as of December 29, 1995, Merrill Lynch & Co., Inc. beneficially owned 5,800,000 ADRs, 500,000 shares of the 6% Convertible Preferred and $2,625,000 principal amount of the 9 1/2% Convertible Bonds.


This amendment is being filed to include certain positions which were inadvertently omitted from Amendment No. 2 as previously filed on February 13, 1995 on behalf of Merrill Lynch & Co., Inc. and affiliated entities reporting aggregate positions held in the ordinary shares of Automated Securities Holdings, PLC as of December 29, 1995.

Page 2 of 12 Pages


CUSIP NO. 9900307A                 13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch & Co., Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

12,837,500

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

12,837,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,837,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.6%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 3 of 12 Pages


CUSIP NO.    9900307A               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Group, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

11,600,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

11,600,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,600,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9.7%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 4 of 12 Pages


CUSIP NO.    9900307A            13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

11,600,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

11,600,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,600,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9.7%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 5 of 12 Pages


CUSIP NO.    9900307A            13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Fund Asset Management, L.P.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

10,800,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

10,800,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,800,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9.0%

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 6 of 12 Pages


CUSIP NO.    9900307A            13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Phoenix Fund, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

10,800,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

10,800,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,800,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9.0%

12. TYPE OF REPORTING PERSON*

IV, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 7 of 12 Pages


                    SCHEDULE 13G


ITEM 1 (a)  Name of Issuer:
            --------------

            Automated Securities Holdings PLC

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            The Clock House, The Campus
            Hemel Hempstead
            Hertfordshire HP2 7TL ENGLAND



ITEM 2 (a)  Name of Persons Filing:
            ---------------------

            Merrill Lynch & Co., Inc.
            Merrill Lynch Group, Inc..
            Princeton Services, Inc.
            Fund Asset Management, L.P.
            Merrill Lynch Phoenix Fund, Inc.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

Merrill Lynch & Co., Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Merrill Lynch Group, Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Fund Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Phoenix Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Page 8 of 12 Pages


ITEM 2 (c)  Citizenship:
            -----------

See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
            ----------------------------

Ordinary Shares

ITEM 2 (e)  CUSIP NUMBER:

9900307A

ITEM 3

   Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI") are parent holding companies, in accordance with (S) 240.13d-1(b)(ii)(G). Fund Asset Management, L.P. (d/b/a) Fund Asset Management ("FAM") is an investment adviser registered under
(S) 203 of the Investment Advisers Act of 1940. Merrill Lynch Phoenix Fund, Inc. (the "Fund") is an investment company registered under Section 8 under the Investment Company Act of 1940.


ITEM 4  Ownership
        ---------

(a)  Amount Beneficially Owned:

     See Item 9 of Cover Pages. Pursuant to (S) 240.13d-4, ML&Co., ML Group, PSI, FAM and the Fund (the "Reporting Persons") disclaim beneficial ownership of the securities of Automated Securities Holdings PLC (the "Company") refered to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities of the Company covered by this statement, other than, in the case of ML&Co., securities of the Company held by a broker-dealer subsidiary of ML&Co. in proprietary trading accounts.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

          See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

          See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

          See Item 7 of Cover Pages

Page 9 of 12 Pages



    (iv)  shared power to dispose of or direct the disposition of:

          See Item 8 of Cover Pages

ITEM 5  Ownership of Five Percent or Less of a Class.
        --------------------------------------------

Not Applicable

ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

  FAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and acts as investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. With respect to securities held by those investment companies, several persons, have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of, such securities. Merrill Lynch Phoenix Fund, Inc., a reporting person on this Schedule 13G for which FAM serves as investment adviser, has an interest that relates to more than 5% of the class of securities reported herein. No other person has an interest that relates to more than 5% of the class of securities reported herein.



ITEM 7   Identification and Classification of the Subsidiary Which
         ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

See Exhibit A

ITEM 8   Identification and Classification of Members of the Group.
         ----------------------------------------------------------

Not Applicable

Page 10 of 12 Pages


ITEM 9  Notice of Dissolution of Group.
        ------------------------------

Not Applicable

ITEM 10  Certification
         -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  March 8, 1996


Merrill Lynch & Co., Inc.

/s/ Richard B. Alsop

----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact*


Merrill Lynch Group, Inc.

/s/ Richard B. Alsop

-----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact**


Princeton Services, Inc.

/s/ Richard B. Alsop

-----------------------------
Name:  Richard B. Alsop
Title:  Attorney-In-Fact***


Fund Asset Management, L.P.
By: Princeton Services, Inc.  (General Partner)

/s/ Richard B. Alsop

-----------------------------
Name:  Richard B. Alsop
Title:  Attorney-In-Fact****


Merrill Lynch Phoenix Fund, Inc.

/s/ Richard B. Alsop

-----------------------------
Name:  Richard B. Alsop
Title:  Attorney-In-Fact*****


------------------------------------
* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to this Schedule 13G.

** Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit C to this Schedule 13G.

*** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit D to this Schedule 13G.

**** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit E to this Schedule 13G.

***** Signed pursuant to a power of attorney, dated November 22, 1995, included as Exhibit F to this Schedule 13G.

Page 11 of 12 Pages


                        EXHIBIT A TO SCHEDULE 13G
                        -------------------------

                    ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                    -----------------------------------------

   Three of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), and Princeton Services, Inc. a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, ("PSI") are parent holding companies pursuant to (S)240 13d-1(b) (1) (ii) (G). The relevant subsidiaries of ML & Co. are Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"), ML Group and PSI. PSI is the general partner of Fund Asset Management, L.P. (d/b/a) Fund Asset Management ("FAM") and Merrill Lynch Asset Management, L.P. (d/b/a) Merrill Lynch Asset Management ("MLAM"). The relevant subsidiary of ML Group is PSI.

    ML&Co. may be deemed to be the beneficial owner of securities of Automated Securities Holdings PLC (the "Company") by virtue of its control of its wholly owned subsidiaries MLPF&S and ML Group.

    MLPF&S, a Delaware corporation with its principal place of business at 250 Vesey Street, New York, New York is a wholly-owned direct subsidiary of ML&Co. and a broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934. MLPF&S holds certain of the reported securities of the Company in proprietary trading accounts.

    ML Group, a wholly-owned direct subsidiary of ML&Co., may to be deemed to be the beneficial owner of 9.7% of the ordinary shares of the Company by virtue of its control of its wholly-owned subsidiary, PSI.

    PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 9.7% of the ordinary shares of the Company as by virtue of its being the general partner of FAM and MLAM.

    FAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Adviser Act of 1940. FAM may be deemed to be the beneficial owner of 9.0% of the ordinary shares of the Company by virtue of its acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940.

    One registered investment company advised by FAM, Merrill Lynch Phoenix Fund, Inc., may be deemed to be the beneficial owner of 9.0% of the ordinary shares of the Company.

    MLAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Adviser Act of 1940. MLAM may be deemed to be the beneficial owner of less than 5% of the ordinary shares of the Company by virtue of its acting as investment adviser to certain private accounts.

    Pursuant to (S)240.13d-4, ML&Co., ML Group, PSI, FAM, MLAM and the Fund disclaim beneficial ownership of the securities of the Company referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any ordinary shares of the Company, other than, in the case of ML&Co., securities of the Company held by MLPF&S in proprietary trading accounts.

Page 12 of 12 Pages

                                    EXHIBIT B
                                    ---------
                                POWER OF ATTORNEY



    The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch
& Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead
(i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original copies or electronic filings of any forms (inclu-ding, without limitation, Securities and Exchange Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH & CO., INC.


By:    /s/ David H. Komansky
----------------------------
Name:  David H. Komansky
Title: President and Chief Operating Officer




                                    EXHIBIT C
                                    ---------
                                POWER OF ATTORNEY



    The undersigned, Merrill Lynch Group, Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch
& Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead
(i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original copies or electronic filings of any forms (inclu-ding, without limitation, Securities and Exchange Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH GROUP, INC.


By:    /s/ Rosemary T. Berkery
------------------------------
Name:  Rosemary T. Berkery
Title: Vice President and Director



                                   EXHIBIT D
                                   ---------
                                POWER OF ATTORNEY



    The undersigned, Princeton Services Inc., a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission
Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to
Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


PRINCETON SERVICES INC.


By:    /s/ Philip L. Kirstein
--------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel



                                   EXHIBIT E
                                   ---------
                                POWER OF ATTORNEY



    The undersigned, Fund Asset Management, L.P. d/b/a Fund Asset
Management, a Limited Partnership duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule
13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


Fund Asset Management, L.P.
d/b/a Fund Asset Management
By: Princeton Services, Inc., General Partner



By:    /s/ Philip L. Kirstein
---------------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel




                                   EXHIBIT F
                                   ---------
                                POWER OF ATTORNEY



    The undersigned, Merrill Lynch Phoenix Fund, Inc., a corporation duly organized under the laws of the State of Maryland, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)
(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 22nd day of November, 1995.


MERRILL LYNCH PHOENIX FUND, INC.


By:    /s/ Robert Harris
--------------------------------
Name:  Robert Harris
Title: Secretary